Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL CORP. REPORTS SALES OF $20.7 MILLION FOR THE THIRD QUARTER 2006

WIXOM, MI. November 14, 2006 Veri-Tek International, Corp. (“Veri-Tek” or the “Company”) [AMEX: VCC]. On July 3, 2006 Veri-Tek acquired Manitex, Inc., (“Manitex”) through the acquisition of the membership interests of Quantum Value Management, LLC. With the acquisition of Manitex, the Company now operates in two segments: (1) testing and assembly equipment and (2) lifting equipment. Manitex, which comprises our lifting equipment segment, is a leading designer, manufacturer, and marketer of a comprehensive line of lifting equipment, including boom trucks, and sign cranes in North America. Manitex’s boom trucks and crane products are primarily used for industrial projects, energy exploration and infrastructure development, including roads, bridges and commercial construction. For the three months ended September 30, 2006, Manitex had revenue and operating income of $20.0 million and $1.4 million respectively. Manitex results for the quarter ended September 30, 2006, includes an additional $0.2 million charge, or 0.9% of revenues, as manufacturing profits, which were capitalized as of the date of the Manitex acquisition, were expensed in the quarter as beginning inventory was sold. Operating income of Manitex, including the above-described charge, as a percentage of revenues was 7.2% for the quarter ended September 30, 2006.

For the three months ended September 30, 2006, the Company had revenues of $20.7 million compared to $3.5 million in the comparable 2005 quarter, an increase of $17.1 million or 487%. The entire increase in revenue is attributable to our Manitex subsidiary. For the three months ended September 30, 2006, the Company’s Manitex subsidiary had revenue of $20.0 million. Revenues in the testing and assembly equipment segment for the quarter ended September 30, 2006 decreased as there were no significant equipment sales. Consequently, without our Manitex subsidiary, revenues would have decreased $2.9 million or 82%. Revenues in the testing and assembly equipment for the quarter ended September 30, 2006 decreased as there were no significant equipment sales.

For the quarter ended September 30, 2006, the Company reported a net loss of $0.6 million or $(0.11) per share as compared to a net loss of $0.1 million or $(0.01) per share for the quarter ended September 30, 2005. The loss in the quarter ended September 30, 2006 is primarily the result of a decrease in revenue in the testing and equipment segment. The quarter ended September 30, 2006, also includes a $0.2 million charge as manufacturing profits, which were capitalized in connection with the Manitex acquisition, were expensed in the quarter as beginning inventory was sold. These losses were partially offset by net income from our Manitex subsidiary.

For the nine months ended September 30, 2006, the Company had revenues of $24.6 million, an increase of $18.9 million or 329%. The entire increase in revenue is the result of sales of $20 million for the nine month period in our Manitex subsidiary. Without the Manitex acquisition, revenues would have decreased $1.2 million, or 20% for the nine-month period ended September 30, 2006. The decrease in revenues in the testing and equipment segment for the nine month period is due to a decrease in revenues in the third quarter of 2006.

For the nine months ended September 30, 2006 and 2005, the Company had a net loss of $1.4 million and $1.3 million, respectively. The net loss per share for the nine months ended September 30, 2006 and 2005 were $(0.27) and $(0.32), respectively. The loss for the nine months ended September 30, 2006 is the result of a loss in the testing and equipment segment, which was caused by a decrease in revenues.

The segment results are as follows:

	Three months Ended September 30,		Nine months Ended September 30,
	2006	2005	2006	2005
Net Sales
Testing and Assembly Equipment	$638	$3,522	$4,551	$5,723
Lifting Equipment	20,020	—	20,020	—

Total	$20,658	$3,522	$24,571	$5,723

Operating Income (Loss)
Testing and Assembly Equipment	$(1,190)	$(135)	$(2,410)	$(2,064)
Lifting Equipment 1	1,440	—	1,440	—

Total	$250	$(135)	$(970)	$(2,064)

1	The quarter ended September 30, 2006, includes a $0.2 million charge as manufacturing profits, which were capitalized at the date of the Manitex acquisition, were expensed in the quarter as beginning inventory was sold.

David J. Langevin, Veri-Tek’s Chairman and CEO noted that the Company’s Manitex subsidiary continues to make progress, which is reflected in their revenue and operating income for the quarter. Mr. Langevin is extremely optimistic about the future of the Company in part because of recently announced agreement to purchase the assets of Liftking Industries, Inc.

Outlook for Manitex for the Remainder of 2006 and 2007

Fourth quarter sales of our Manitex subsidiary for 2006 are expected to be approximately $18 million or slightly less than the third quarter due to fewer production days available in the fourth quarter, but operating margins are expected to continue their gradual improvement. We anticipate that this will result in anticipated sales attributable to our Manitex subsidiary of approximately $38 million for the second half of fiscal 2006.

Veri-Tek expects this momentum to carryover into 2007, when it expects sales of its Manitex subsidiary to be in the range of $75-$77.5 million for the fiscal year ended December 31, 2007. Operating margins relating to the Manitex subsidiary are expected to continue to improve during this period to a range of 8.0% to 8.5%.

SAFE HARBOR STATEMENT

The press release contains forward-looking information based on Veri-Tek’s current expectations, including statements relating to expected sales and operating margins of our Manitex subsidiary. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Veri-Tek’s control, include among others: Veri-Tek’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Veri-Tek’s business is sensitive to fluctuations in interest rates and government spending; the retention of key management personnel; Veri-Tek’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Veri-Tek’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of supplies and customers, and their continued access to capital; Veri-Tek’s debt outstanding and the need to comply with restrictive covenants contained in Veri-Tek’s debt agreements; product liability claims and other liabilities arising out of Veri-Tek’s business; Veri-Tek achieving expected benefits from its recently acquired subsidiary, Manitex, Inc.; and other factors, risk, uncertainties more specifically set forth in Veri-Tek’s filing with the

SEC. Actual events or the actual factual results of Veri-Tek may differ materially from any forward-looking statements due to those and other risks, and uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Veri-Tek expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements included in this release to reflect any changes in Veri-Tek’s expectations with regard thereto or any changes in events, conditions, or circumstances on which such statement is based.

ABOUT VERI-TEK INTERNATIONAL, CORP.

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The Company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods. Through its Manitex, Inc. subsidiary, Veri-Tek is a leading provider of engineered lifting solutions in North America. Based in Georgetown, Texas, Manitex designs, manufacturers, and markets a comprehensive line of boom trucks and sign cranes. Manitex’s boom trucks and crane products are primarily used for industrial projects, energy exploration and infrastructure development, including, roads, bridges and commercial construction.

For Additional Information Contact:

Michael C. Azar

Veri-Tek International, Corp.

248.220.2001

Veri-Tek International Corp. and Subsidiaries

Statement of Income

(Dollars in thousands, except for per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Sales	$20,658	$3,522	$24,571	$5,723

Cost of Sales	18,355	2,796	22,299	5,135

Gross Profit (Loss)	2,303	726	2,272	588

Research and Development Costs	103	68	104	432

Selling, General and Administrative Expenses	1,950	793	3,138	2,220

Income (Loss) from Operations	250	(135)	(970)	(2,064)

Other Income (Expense)
Interest Income	6	55	36	118
Interest (Expense)	(1,033)	—	(1,033)	(54)

Total Other Income (Expense)	(1,027)	55	(997)	64

Income (Loss) Before Income Taxes	(777)	(80)	(1,967)	(2,000)
Income Tax (Benefit)	(211)	(17)	(617)	(651)

Net (Loss)	$(566)	(63)	(1,350)	(1,349)

Earnings Per Share
Basic	$(0.11)	$(0.01)	$(0.27)	$(0.32)
Diluted	$(0.11)	$(0.01)	$(0.27)	$(0.31)

Weighted Average Common Shares
Basic	5,104,769	4,875,000	4,952,431	4,168,456
Diluted	5,104,769	4,875,000	4,952,431	4,369,963

Veri-Tek International Corp. and Subsidiaries

Condensed Consolidating Balance Sheet

(Dollars in thousands, except for per share amounts)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets
Cash	$36	2,025
Trade Receivables (Net)	12,255	1,837
Receivables from Related Parties	4,842	—
Other Receivables	—	2
Cost and Estimated Earnings in Excess of Billings (Net)	421	2,461
Inventory (Net)	10,032	1,162
Deferred Tax Asset	1,005	—
Prepaid Expenses & Other	562	136

Total Current Assets	29,153	7,623

Total Fixed Assets (Net)	8,134	2,085
Tradename	1,009	—
Deferred Tax Asset	4,271	3,106
Patents & Drawings (Net)	6,180	4,212
Goodwill	24,774	—
Other Assets	—	201

Total Assets	$73,521	$17,227

LIABILITIES
Current Liabilities
Line of Credit	$13,316	—
Note Payable - Short-term	20,000	—
Current Portion of Capital Lease Obligations	365	—
Trade Payables	9,917	767
Accrued Expenses	3,794	269
Progress & Customer Deposit	130	—

Total Current Liabilities	47,522	1,036

Long-Term Liabilities
Deferred Tax Liabilities	—	20
Capital Lease Obligations	4,785	—
Note Payable	1,072	—
Deferred Gain on Sale of Building	4,405	—

Total Long Term Liabilities	10,262	20

Total Liabilities	57,784	1,056

Stockholders’ Equity
Common Stock - no par value, 20,000,000 shares authorized Issued and outstanding 5,109,875 and 4,875,000 at September 30, 2006 and December 31, 2005, respectively.	23,248	22,332
Retained Earnings	(7,511)	(6,161)

Total Equity	15,737	16,171

Total Liabilities & Equity	$73,521	$17,227